Exhibit 99.1

CREDIT AGREEMENT

dated as of

March 29, 2006

among

THE AES CORPORATION,
as Borrower,

MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent,

MERRILL LYNCH & CO.,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Lead Arranger,

THE FRONTING BANKS LISTED HEREIN,

and

THE BANKS LISTED HEREIN

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

i

Appendix I	—	Funding Amounts

Schedule I	—	Excluded AES Entities

Exhibit A	—	Form of Note

Exhibit B-1	—	Form of Opinion of the Assistant General Counsel of Borrower

Exhibit B-2	—	Form of Opinion of Shearman & Sterling, Special Counsel for the Borrower

Exhibit C-1	—	Form of Loan Facility Assignment and Assumption Agreement

Exhibit C-2	—	Form of Fronting Bank Assignment and Assumption Agreement

Exhibit D	—	Form of Fronting Bank Agreement

Exhibit E	—	Form of Request for Loan

Exhibit F	—	Form of Interest Election Request

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of March 29, 2006 (this “Agreement”) among THE AES CORPORATION, a Delaware corporation (the “Borrower”), the BANKS listed on the signature pages hereof, MERRILL LYNCH & CO., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Lead Arranger, MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent for the Banks, and the FRONTING BANKS party hereto.

PRELIMINARY STATEMENT:

The Borrower has requested that the Banks provide Loans to the Borrower and that the Fronting Banks provide to the Borrower Letters of Credit (and the Banks to provide funding with respect thereto) to support certain liabilities of the Borrower and its Subsidiaries, including to finance the construction of a coal-fired generation plant in Bulgaria, in an aggregate principal or face amount not exceeding $500,000,000.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Definitions.

The following terms, as used herein, have the following meanings:

“Additional Credit-Linked Deposits” has the meaning set forth in Section 2.19(d).

“Adjusted LIBO Rate” means, for any Interest Period, a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable LIBOR by (ii) 1.00 minus the Reserve Percentage.

“Administrative Agent” means Merrill Lynch Capital Corporation, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“AES” means The AES Corporation, a Delaware corporation, and its successors.

“AES Business” means a Power Supply Business or other business owned, operated or managed (including on a joint basis with others), directly or indirectly, by the Borrower.

“AES BVI II” means AES International Holdings II, Ltd., a company organized under the laws of the British Virgin Islands.

“AES Management Group” means (i) individuals who are members of the board of directors or officers of the Borrower or the president of any Material AES Entity; (ii) their respective spouses, children, grandchildren, siblings and parents; (iii) trusts established for the sole or principal benefit of Persons described in clauses (i) and (ii) above; (iv) heirs, executors, administrators and personal or legal representatives of Persons described in clauses (i) and (ii) above; and (v) any corporation or other Person that is controlled by, and a majority of the equity interests in which are directly owned by, Persons described in clauses (i) and (ii) above.

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, controls such Person (a “Controlling Person”), or (ii) any Person which is controlled by or is under common control with a Controlling Person or (iii) as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the recital of the parties to this Agreement.

“Applicable Margin” means a rate per annum equal to the sum of (i) the Fixed Rate Treasury Spread for the applicable Determination Date minus (ii) the Buy Side Swap Spread for such Determination Date plus (iii) 0.25%. In no event will the Applicable Margin with respect to Eurodollar Loans be less than 175 basis points. The Applicable Margin in respect of Base Rate Loans shall be 100 basis points lower than for the Eurodollar Loans and in no event will be less than 75 basis points.

“Applicable Percentage” means, with respect to any Bank, the percentage of the total Funding Amounts represented by such Bank’s Funding Amount. If the Funding Amounts have been reduced to zero, the Applicable Percentages shall be determined based upon the Funding Amounts most recently in effect, giving effect to any assignments.

“Applicable Margin Fee” has the meaning set forth in Section 2.11(a).

“Assignee” has the meaning set forth in Section 9.06(c).

“Assignment and Assumption” means an assignment and assumption agreement substantially in the form of Exhibit C-1 or C-2 hereto, as applicable.

“Assumption Agreement” has the meaning set forth in Section 2.19(d).

“Attributable Debt” means the present value (discounted at the rate of 9.375% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Automatic Acceleration Event” means the occurrence, with respect to the Borrower, of any of the Events of Default listed in clauses (g) and (h) of Section 6.01.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the fifth Business Day preceding Maturity Date and the date of termination of the Funding Amounts.

“Bank” means each lender listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c) and their respective successors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the rate of interest publicly announced by the Administrative Agent from time to time as its base rate for such day and (ii) the sum of ½ of 1% plus the Federal Funds Rate for such day.

“Base Rate Borrowing” means a Borrowing consisting of Base Rate Loans.

“Base Rate Loan” means a Loan that bears interest at the Base Rate plus the Applicable Margin.

“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” has the meaning specified in the recital of the parties to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Loans (i) made to the Borrower at the same time by the Banks pursuant to Section 2.02(a) or (ii) deemed made to the Borrower at the same time by the Banks pursuant to Section 2.02(b) and 2.05(f).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan or in calculating the EURIBOR Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Buy Side Swap Spread” for any Determination Date means the average of the bid column swap spreads between United States Treasury securities and London interbank offered rate borrowings as quoted on page 18 of the Bloomberg Screen IRSB (or such other page and place as may replace such page on such service for displaying the information referred to therein) with respect to each series of Comparable Treasury Securities, as determined by the Administrative Agent as of 11:00 a.m. (New York City time) on such Determination Date.

“Capital Commitment” means any contractual commitment or obligation under an equity contribution or other agreement the primary purpose of which is for the Borrower to provide to an AES Business a portion of the capital required to finance construction projects, the acquisition of additional assets or capital improvements being undertaken by such AES Business.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participants or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person, including, without limitation, all common stock and preferred stock and partnership and joint venture interests of such Person

“Closing Date” means the date on or after the Effective Date on which the Administrative Agent shall have received the fees and documents specified in or pursuant to Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Commitment Increase” has the meaning set forth in Section 2.19(a).

“Comparison Notes” means, as of any Determination Date, Borrower’s 9.375% Senior Notes due 2010 issued and outstanding on the date of this Agreement and Borrower’s 8.875% Senior Notes due 2011 issued and outstanding on the date of this Agreement; provided that (i) if on such Determination Date, either, but not both, of such series of notes is no longer outstanding, “Comparison Notes” shall mean the series of notes still outstanding and (ii) if on such Determination Date, both such series of notes are no longer outstanding, “Comparison Notes” shall mean the issued and outstanding notes or debentures of Borrower selected by Administrative Agent in consultation with the Borrower.

“Comparison Treasury Securities” means, (i) with respect to the Borrower’s 9.375% Senior Notes due 2010, the United States Treasury Security with a 3.875% coupon maturing September 15, 2010 (CUSIP 912828EG1) and (ii) with respect to the Borrower’s 8.875% Senior Notes due 2011, the United States Treasury Security with a 4.500% coupon maturing February 28, 2011 (CUSIP 912828EX4); provided that if, on any date of determination, neither of such series of notes of the Borrower is outstanding, “Comparison Treasury Securities” shall mean the United States Treasury Security with a maturity most nearly equal to that of the Comparison Notes outstanding at such time, as determined by the Administrative Agent.

“Conduit Lender” means any special purpose corporation organized and administered by any Bank for the purpose of funding Credit-Linked Deposits hereunder otherwise required to be made by such Bank and designated by such Bank in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which, in each case, shall not be unreasonably withheld or delayed); provided that the designation by any Bank of a Conduit Lender shall not relieve the designating Bank of any of its obligations to fund a Credit-Linked Deposit under the Agreement if, for any reason, its Conduit Lender fails to fund any such Credit-Linked Deposit, and the designating Bank (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided further that no Conduit Lender shall (i) be entitled to receive any greater amount pursuant to Section 8.03, 8.04 or 9.03 than the designating Bank would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (ii) be deemed to have any Funding Amount hereunder.

“Consolidated Subsidiary” means, at any date with respect to any Person, any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of the Borrower and its Subsidiaries contained in the latest annual report to the stockholders of the Borrower and prepared in accordance with GAAP.

“Controlling Person” has the meaning set forth in the definition of “Affiliate” herein.

“Credit-Linked Deposit” means, with respect to each Bank at any time, amounts actually on deposit in the Credit-Linked Deposit Account to the credit of such Bank’s Credit-Linked Sub-Account at such time.

“Credit-Linked Deposit Account” means the “AES Credit-Linked Deposit Account” established by the Administrative Agent pursuant to Section 2.01(a).

“Credit-Linked Sub-Account” has the meaning set forth in Section 2.01(a).

“Credit Party” has the meaning set forth in Section 8.03(a).

“Debt” of any Person means at any date, without duplication, (i) all Obligations of such Person for borrowed money; (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all Obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all Obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles; (v) all Obligations (whether contingent or non-contingent) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, surety or performance bond or similar instrument; (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person; (vii) all Debt of others Guaranteed by such Person and (viii) all

Redeemable Stock of such Person valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends. For purposes hereof, contingent obligations of the type described in clause (v) of this definition with respect to letters of credit not issued hereunder shall not be treated as “Debt” hereunder to the extent that such obligations are cash collateralized or to the extent that the issuer of any such letter of credit is entitled to draw under a Letter of Credit issued hereunder which by its terms requires that L/C Drawings under such letter of credit be applied only to reimburse such issuer for amounts paid by such issuer under such letter of credit. The obligations of the Borrower under any Capital Commitment or under any agreement, in the form of indemnity or contingent equity contribution agreement or otherwise, pursuant to which the Borrower agrees to protect any Person, in whole or in part, from tax liabilities, environmental liabilities, political risks, including currency convertibility and transferability risk and changes in law, or construction cost overruns shall not constitute Debt.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, credit derivative transaction, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions; provided that Derivatives Obligations shall not include any obligations of such Person in relation to an equity forward contract, equity or equity index swap or equity or equity index option pertaining, linked or indexed to the common stock of such Person or any affiliate thereof. For purposes of determining the aggregate amount of Derivative Obligations on any date, the Derivative Obligations of the applicable Person in respect of any Hedge Agreement shall be the maximum aggregate amount (after giving effect to any netting agreements to the extent such netting agreements are with the same Person to whom any such Derivative Obligations are owed or with Affiliates of such Person) that the applicable Person would be required to pay if such Hedge Agreement were terminated at such time.

“Determination Date” means, for any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Disclosed Matters” means matters disclosed in any SEC Filings made prior to March 29, 2006 or in written materials sent by or on behalf of the Borrower to all of the Banks prior to March 29, 2006.

“Dollars” means United States of America dollars.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.10.

“Eligible Assignee” means any commercial bank or financial institution (including, without limitation, any fund that regularly invests in loans similar to the Loans or investments similar to the Funding Amounts) as approved (which approval shall be required only so long as no Event of Default has occurred and is continuing at the time of an assignment) by the Borrower (such approval not to be unreasonably withheld or delayed); provided, however, that neither the Borrower nor any Subsidiary of the Borrower shall qualify as an Eligible Assignee under this definition.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, its Subsidiaries and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“EURIBOR” means, for any Interest Period, the rate appearing on Page 248 of the Moneyline Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euro by reference to the Banking Federation of the European Union Settlement Rates for deposits in Euro) at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euro with a maturity comparable to such Interest Period or, if for any reason such rate is not available, the rate at which Euro deposits for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in same day funds to first-class banks in the European interbank market at approximately 10:00 A.M., London time, two Business Days prior to the commencement of such Interest Period.

“EURIBOR Differential Rate” has the meaning set forth in Section 2.11(a)(iv).

“Eurodollar Borrowing” means a Borrowing consisting of Eurodollar Loans

“Eurodollar Default Rate” has the meaning set forth in Section 2.12(b).

“Eurodollar Loan” means a Loan which bears interest at the Adjusted LIBO Rate plus the Applicable Margin.

“Event of Default” has the meaning set forth in Section 6.01.

“Excluded AES Business” means any AES Business located in Brazil or Argentina; provided that the Borrower may by written notice to the Administrative Agent make an election not to treat one or more AES Businesses in Brazil or Argentina as an “Excluded AES Business”. Once the Borrower elects not to treat an AES Business as an “Excluded AES Business” it may not thereafter change or revoke such election with respect to such AES Business without the consent of the Required Banks.

“Excluded AES Entity” means any Person set forth on Schedule I, as such Schedule I may be updated pursuant to Section 5.01(j) whose assets consist only of any of the Excluded AES Businesses and direct or indirect investments therein.

“Existing Credit Agreement” means that certain Third Amended and Restated Credit and Reimbursement Agreement dated as of March 17, 2004, as amended, among the Borrower, the subsidiary guarantors listed therein, Citicorp USA, Inc., as the administrative agent, and the banks party thereto, as further amended, modified, amended and restated, refinanced, replaced or supplemented from time to time. If the Existing Credit Agreement ceases to exist, all terms defined herein by reference to the Existing Credit Agreement shall have the meanings set forth in the Existing Credit Agreement immediately prior to such cessation.

“Extension of Credit” means (i) a Borrowing pursuant to Section 2.02(a) or (ii) an issuance of a Letter of Credit pursuant to Section 2.05.

“Facilities” means the Loans and Letters of Credit under this Agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Merrill Lynch Bank USA on such day on such transactions as determined by the Administrative Agent.

“Fee Payment Date” has the meaning set forth in Section 2.11(a)(iii).

“Fixed Rate Treasury Spread” for any Determination Date means the excess, if any, of (a) the average of the yields to maturity on the Determination Date on each series of the Comparison Notes received by the Administrative Agent from the Reference Dealer (based on bid price) over (b) the average of the yields to maturity on the Determination Date on each series of the Comparable Treasury Securities, as determined by the Administrative Agent as of 11:00 a.m. (New York City time) on such Determination Date.

“Fixed Exchange Rate” has the meaning set forth in Section 2.05(a).

“Fronting Bank” means (a) Merrill Lynch Bank USA, in its capacity as an issuer of Letters of Credit hereunder, (b) any commercial bank designated by the Administrative Agent (and reasonably acceptable to the Borrower) with a publicly monitored credit rating of at least A2 issued by Moody’s or at least A issued by S&P and (c) and any other Person approved by the Administrative Agent and the Borrower that shall agree to issue Letters of Credit hereunder.

“Fronting Bank Agreement” means an agreement, in substantially the form of Exhibit D hereto.

“Funded Debt” means indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the determination of the amount thereof.

“Funding Amount” means, with respect to each Bank, the amount that such Bank is required hereby to maintain as its Credit-Linked Deposit, as such amount may be (a) reduced or terminated from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 9.06(c) or (c) increased pursuant to Section 2.19. The initial amount of each Bank’s Funding Amount is set forth on Appendix I, or in the Assignment and Assumption or the Assumption Agreement pursuant to which such Bank shall have assumed its Funding Amount, as applicable. The initial aggregate amount of the Banks’ Funding Amounts is $500,000,000.

“GAAP” has the meaning set forth in Section 1.02.

“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or, for the avoidance of doubt, obligations of the Borrower to provide capital to an AES Business under a Capital Commitment. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Hedge Agreement” means any contract, instrument or agreement in respect of Derivative Obligations.

“Increase Commitment Date” has the meaning set forth in Section 2.19(b).

“Increase Date” has the meaning set forth in Section 2.19(a).

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Period” means:  (a) with respect to any Loan or Borrowing, initially, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one month thereafter and (b) with respect to the Credit-Linked Deposits, initially, the period commencing on the Closing Date and ending on the numerically corresponding day in the calendar month that is one month thereafter, and, in each case (a) and (b), thereafter, each period commencing on the last day of the preceding Interest Period applicable thereto and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided, that (i) a single Interest Period shall at all times apply to all the Credit-Linked Deposits, (ii) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (iii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“L/C Disbursement” means a payment made by a Fronting Bank pursuant to a Letter of Credit.

“L/C Drawing” means a drawing effected under any Letter of Credit.

“L/C Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed (other than by a Borrowing) by or on behalf of the Borrower at such time. The L/C Exposure of any Bank at any time shall be its Applicable Percentage of the total L/C Exposure at such time.

“Lead Arranger” means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Lending Office by notice to the Borrower and the Administrative Agent.

“LIBOR” means, with respect to any Eurodollar Loan or Credit-Linked Deposit, for any Interest Period, the average (rounded upward, if necessary, to the next higher 1/16th of 1%) of the respective rates per annum at which deposits in dollars are offered to the Administrative Agent in the London interbank market at approximately 11:00 A.M. (London time) two business days before the first day of such Interest Period in an amount approximately equal to the principal amount of such Eurodollar Loan or Credit-Linked Deposit and for a period of time comparable to such Interest Period.

“LIBOR Maintenance Fee” has the meaning set forth in Section 2.11(a)(ii).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a loan made or deemed to be made by the Banks to the Borrower in accordance with Sections 2.02 and 2.05(f).

“Maritza Letters of Credit” means any Letter of Credit issued to support, directly or indirectly, certain liabilities of Borrower and its Subsidiaries to finance the construction of an approximately $1.4 billion coal-fired generation plant in Bulgaria, called “Maritza”.

“Material Adverse Effect” means a material adverse effect on (i) the business, consolidated results of operations, consolidated financial condition or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its material obligations under this Agreement or (iii) the rights of and remedies available to any Bank or Fronting Bank under this Agreement.

“Material AES Entity” means any Person in which the Borrower has a direct or indirect equity Investment if such Person’s contribution to Parent Operating Cash Flow for the four most recently completed fiscal quarters of the Borrower constitutes 15% or more of Parent Operating Cash Flow for such period.

“Material Debt” means, with respect to the Borrower, Debt (other than the Loans and the Reimbursement Obligations) of the Borrower arising in one transaction, in an aggregate principal amount exceeding $50,000,000.

“Material Hedge Agreement” means, with respect to any Person, a Hedge Agreement entered into by such Person in respect of which the Derivative Obligations of such Person exceed $50,000,000.

“Material Obligation” means any obligation or liability in an amount equal to or in excess of $50,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $50,000,000.

“Maturity Date” means the fourth anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Services, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Note” means a promissory note of the Borrower to the order of any Bank, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Bank resulting from the Loans made or deemed to have been made by such Bank hereunder.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g) or (h). Without limiting the generality of the foregoing, the Obligations of the Borrower under this Agreement include (i) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by the Borrower under this Agreement and (ii) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that any Bank, in its sole discretion, may elect to pay or advance on behalf of the Borrower.

“Other Taxes” has the meaning set forth in Section 8.04(b).

“Parent” means, with respect to any Credit Party, any Person controlling such Credit Party.

“Parent Operating Cash Flow” has the meaning set forth in the Existing Credit Agreement.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Business” means, with respect to any Person (i) a line of business which is substantially the same line of business as one or more of the principal businesses of such Person and its Subsidiaries, (ii) a line of business which is complementary or ancillary to, one or more of the businesses of such Person and its Subsidiaries, (iii) any infrastructure business, (iv) any public utility business and (v) the ownership, extraction, processing, transportation, distribution and sales of fossil fuels and derivatives thereof, but, in each case, excluding trading activities or hedging transactions, other than (x) such activities conducted in the ordinary course of business, (y) such activities conducted in a manner consistent with past practices and (z) such activities or transactions intended to enhance the performance of physical assets.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Power Supply Business” means an electric power or thermal energy generation or cogeneration facility or related facilities, or an electric power transmission, distribution, fuel supply and fuel transportation facilities, or any combination thereof (all subject to relevant security, if any, under related project financing arrangements), together with its or their related power supply, thermal energy and fuel contracts as well as other contractual arrangements with customers, suppliers and contractors.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution, owned or leased by the Borrower and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of the Borrower determine in good faith is not of material importance to the total business conducted or assets owned by the Borrower and its Subsidiaries as an entity.

“Quarterly Date” means each March 31, June 30, September 30 and December 31.

“Redeemable Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the first anniversary of the Maturity Date, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the first anniversary of the Maturity Date or (iii) convertible into or exchangeable for (unless solely at the option of such person) Capital Stock referred to in clause (i) or (ii) above or Debt having a scheduled maturity prior to the first anniversary of the Maturity Date; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or a “change of control” occurring prior to the first anniversary of the Maturity Date shall not constitute Redeemable Stock if such Capital Stock specifically provides that such person will not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption is permitted under the terms of this Agreement

“Reference Dealer” means the third-party data source agreed to by the Administrative Agent and the Borrower prior to the date hereof or such other third-party data source agreed to by the Administrative Agent and the Borrower; provided that if at any time no such third-party data source is agreed to by the Administrative Agent and the Borrower, the “Reference Dealer” shall mean Merrill Lynch, Pierce, Fenner & Smith Inc.

“Register” has the meaning set forth in Section 9.06(f).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Obligations” means at any date the obligations then outstanding of the Borrower to reimburse the Banks for L/C Drawings under Letters of Credit.

“Related Fund” means with respect to any Bank that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Request for Loan” means an executed request for a Loan substantially in the form of Exhibit E hereto with all blanks completed by the Borrower.

“Required Banks” means at any time the Banks having at least a majority of the aggregate Total Exposure at such time.

“Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted LIBO Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Responsible Officer” means any duly authorized officer of the Borrower or any of its Subsidiaries.

“Return on Deposits” has the meaning set forth in Section 2.01(d).

“S&P” means Standard & Poor’s Ratings Services, a Division of The McGraw-Hill Companies, Inc.

“SEC Filings” means public filings made by the Borrower with the Securities and Exchange Commission on Form 8-K, Form 10-Q or Form 10-K, and any filed amendments to any of the foregoing.

“Significant AES Entity” means (i) any Material AES Entity, (ii) AES BVI II and (iii) any other Person (other than any Excluded AES Entity) in which the Borrower has a direct or indirect equity Investment if (A) such Person’s contribution to Parent Operating Cash Flow for the four most recently completed fiscal quarters of the Borrower constitutes 10% or more of Parent Operating Cash Flow for such period, or (B) on any date of determination, the Borrower’s direct or indirect interest in the total assets of such Person if such Person is a

Consolidated Subsidiary or in the net assets of such Person in all other cases is at least equal to 10% of the consolidated assets of the Borrower and its Consolidated Subsidiaries, taken as a whole, on such date of determination.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Taxes” has the meaning set forth in Section 8.04(a).

“Total Exposure” means at any time, as to any Bank, the sum of its Applicable Percentage of the outstanding principal amount of the Loans and its Applicable Percentage of the L/C Exposure at such time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

Section 1.02           Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

Section 1.03           Currency Conversions Generally.

In connection with any conversion of Dollars to Euros or from Euros to Dollars required under this Agreement, the Administrative Agent shall make such conversion as follows: (i) Euros shall be converted to Dollars based on the rate of exchange quoted by the Administrative Agent in New York, at 4 P.M. (London time) on the date of determination, for the Bid-Side EUR/USD exchange rate as published by the WM Company & Reuters PLC found on Reuters page WMRSPOTO5 and (ii) Dollars shall be converted to Euros based on the rate of exchange quoted by the Administrative Agent in New York, at 4 P.M. (London time) on the date of determination, for the Ask-Side EUR/USD exchange rate as published by the WM Company & Reuters PLC found on Reuters page WMRSPOTO5 plus $.0010 per Euro.

In calculating the Total Exposure or L/C Exposure, amounts shall be calculated in Dollars using the exchange rate that was applicable at the time of the initial conversion from Dollars to Euros in respect of Maritza Letters of Credit or Loans with respect thereto.

Section 1.04           Interest Rate Determinations.

With respect to each Interest Period, the Administrative Agent shall deliver a notice to the Borrower within three Business Days following the beginning of such Interest Period, which notice shall contain the Administrative Agent’s determination (in accordance with the terms hereof) of LIBOR, the Adjusted LIBO Rate, the Applicable Margin and, if applicable, the Base Rate and EURIBOR, in each case with respect to such Interest Period. All such determinations shall be conclusive absent manifest error.

ARTICLE II

THE CREDITS

Section 2.01           Credit-Linked Deposit Accounts.

(a)           Establishment of Credit-Linked Deposit Account and Credit-Linked Sub-Accounts. On or prior to the Closing Date, the Administrative Agent shall establish a Credit-Linked Deposit Account in the name of the Administrative Agent at Merrill Lynch Bank USA with the title “AES Credit-Linked Deposit Account”. The Administrative Agent shall maintain records enabling it to determine at any time the amount of the interest of each Bank in the Credit-Linked Deposit Account (the interest of each Bank in the Credit-Linked Deposit Account, as evidenced by such records, being referred to as such Bank’s “Credit-Linked Sub-Account”). The Administrative Agent shall establish such additional Credit-Linked Sub-Accounts for assignee Banks as shall be required pursuant to Section 9.06(c). No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Credit-Linked Deposit Account or to exercise any other right or power with respect thereto. Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Credit-Linked Deposits are and (subject to the last paragraph of Section 6.01) will at all times be solely the property of the Banks, that the Credit-Linked Deposits shall be used solely in accordance with this Agreement and that no amount on deposit at any time in the Credit-Linked Deposit Account shall be the property of the Borrower, constitute collateral for any Obligations of the Borrower under this Agreement or otherwise be available in any manner to satisfy any Obligations of the Borrower under this Agreement. Each Bank agrees that its right, title and interest in and to the Credit-Linked Deposit Account shall be limited to the right to require amounts in its Credit-Linked Sub-Account to be applied as provided in paragraph (c) below and that it will have no right to require the return of its Credit-Linked Deposit other than as expressly provided in such paragraph (c) (each Bank hereby acknowledging that its Credit-Linked Deposit constitutes payment for its participations in Loans made or deemed to be made hereunder and Letters of Credit issued or to be issued hereunder and that each Fronting Bank will be issuing, amending, renewing and extending Letters of Credit in reliance on the availability of such Bank’s Credit-Linked Deposit to discharge such Bank’s obligations in accordance with Section 2.05(f)). The funding of the Credit-Linked Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements solely among the Administrative Agent, the Fronting Banks and the Banks with respect to the funding and reimbursement obligations of the Banks under this Agreement, and do not, except as and when specifically set forth herein, constitute loans, extensions of credit or other financial accommodations to the Borrower. Except as specifically set forth herein, the Borrower shall not have any responsibility or liability to the Banks, the Administrative Agent or any other Person in respect of the establishment, maintenance, administration or misappropriation of the Credit-Linked Deposit Account (or any

Credit-Linked Sub-Account) or with respect to the investment of amounts held therein, including pursuant to paragraph (d) below, or the duties and responsibilities of the Administrative Agent with respect to the foregoing contemplated by paragraph (e) below.

(b)           Deposits in Credit-Linked Deposit Account. The following amounts will be deposited in the Credit-Linked Deposit Account at the following times:

(i)            On the Closing Date, each Bank shall deposit in the Credit-Linked Deposit Account an amount in Dollars equal to such Bank’s Funding Amount. Thereafter, the Credit-Linked Deposits shall be available, on the terms and subject to the conditions set forth herein, for application pursuant to Section 2.05(f) to reimburse such Bank’s Applicable Percentage of L/C Disbursements that are not reimbursed by the Borrower.

(ii)           On any date prior to the Maturity Date on which the Administrative Agent or any Fronting Bank receives any reimbursement payment from the Borrower in respect of an L/C Disbursement or a Loan, with respect to which amounts were withdrawn from the Credit-Linked Deposit Account to reimburse or pay such L/C Disbursement or fund such Loan, subject to clause (iii) below, the Administrative Agent shall deposit in the Credit-Linked Deposit Account, and credit to the Credit-Linked Sub-Accounts of the Banks, the portion of such reimbursement or other payment to be deposited therein, in accordance with Section 2.05(f) or 2.10(a), as the case may be.

(iii)          If, at any time when any amount is required to be deposited in the Credit-Linked Deposit Account under clause (ii) above, the sum of such amount and the aggregate amount of the Credit-Linked Deposits at such time would exceed the higher of the total aggregate Funding Amounts and the Total Exposure, then such excess shall not be deposited in the Credit-Linked Deposit Account and the Administrative Agent shall instead pay to each Bank its Applicable Percentage of such excess.

(iv)          Concurrently with the effectiveness of any assignment by any Bank of all or any portion of its Funding Amount, the Administrative Agent shall transfer into the Credit-Linked Sub-Account of the assignee the corresponding portion of the amount on deposit in the assignor’s Credit-Linked Sub-Account in accordance with Section 9.06(c).

(c)           Withdrawals From and Closing of Credit-Linked Deposit Account. Amounts on deposit in the Credit-Linked Deposit Account shall be withdrawn and distributed (or transferred, in the case of clause (v) below) as follows:

(i)            On each date on which any Fronting Bank is to be reimbursed by the Banks pursuant to Section 2.05(f) for any L/C Disbursement, the Administrative Agent shall withdraw from the Credit-Linked Deposit Account the amount of such unreimbursed L/C Disbursement (and debit the Credit-Linked Sub-Account of each Bank in the amount of such Bank’s Applicable Percentage of such unreimbursed L/C

Disbursement) and make such amount available to such Fronting Bank in accordance with Section 2.05(f).

(ii)           Concurrently with each voluntary reduction of the Funding Amounts pursuant to and in accordance with Section 2.08(b), the Administrative Agent shall withdraw from the Credit-Linked Deposit Account and pay to each Bank such Bank’s Applicable Percentage of the amount of such reduction (provided that, after giving effect thereto, the aggregate amount of the Credit-Linked Deposits is not less than the greater of the Total Exposure or Funding Amounts).

(iii)            Concurrently with any reduction of the total aggregate Funding Amounts to zero pursuant to and in accordance with Section 2.08(b) or Article VI, the Administrative Agent shall withdraw from the Credit-Linked Deposit Account and pay to each Bank such Bank’s Applicable Percentage of the excess of the aggregate amount of the Credit-Linked Deposits at such time over the L/C Exposure at such time.

(iv)           Concurrently with the effectiveness of any assignment by any Bank of all or any portion of its Funding Amount, the corresponding portion of the assignor’s Credit-Linked Sub-Account shall be transferred from the assignor’s Credit-Linked Sub-Account to the assignee’s Credit-Linked Sub-Account in accordance with Section 9.06(c) and, if required by Section 9.06(c), the Administrative Agent shall close such assignor’s Credit-Linked Sub-Account.

(v)            Upon the reduction in accordance with the terms hereof of each of the Funding Amounts and the L/C Exposure to zero, the Administrative Agent shall withdraw from the Credit-Linked Deposit Account and pay to each Bank the entire remaining amount of such Bank’s Credit-Linked Deposit, and shall close the Credit-Linked Deposit Account.

(vi)           In accordance with 2.02(c) upon the making of a Loan.

Each Bank irrevocably and unconditionally agrees that its Credit-Linked Deposit may be applied or withdrawn from time to time as set forth in this paragraph (c).

(d)           Deposit Earnings. Each of the Administrative Agent, each Fronting Bank and each Bank hereby acknowledges and agrees that each Bank is funding its Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Sections 2.05(f) and that the Administrative Agent and the Borrower have mutually agreed to invest the Credit-Linked Deposits on deposit in the Credit-Linked Deposit Account so as to earn a return (the “Return on Deposits”) (subject to Section 8.01) for the Banks equal at any time to (i) for Dollar denominated Credit-Linked Deposits, (w) the Adjusted LIBO Rate in effect for the Credit-Linked Deposits at such time minus (x) 15 basis points or (ii) for Euro denominated deposits, (y) the EURIBOR in effect for the Credit-Linked Deposits at such time minus (z) 15 basis points; provided that, in the event that the Borrower shall revoke any notice of prepayment and termination pursuant to Section 2.10(b), the Administrative Agent shall use commercially reasonable efforts to invest the Credit-Linked Deposits that are affected thereby in a manner that is consistent with its policies relating to such deposits. Such interest will be paid to the Banks by the Administrative Agent in arrears on each day on which fees are due and payable to the Banks under Section 2.11(a) (and amounts earned in Euros shall be converted to Dollars by the Administrative Agent (in accordance with Section 1.03) any time fees are payable pursuant to Section 2.11(a)). All such interest shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be calculated based on the daily amounts of the Credit-Linked Deposits of the Banks during the applicable period. The applicable Adjusted LIBO Rate or EURIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(e)           Sufficiency of Deposits to Provide for Total Exposure. Notwithstanding any other provision of this Agreement, including Sections 2.01, 2.02 and 2.05(a), no Loan shall be made pursuant to Section 2.02(a) and no Letter of Credit shall be issued, if after giving effect thereto the L/C Exposure would exceed the aggregate amount of the Credit-Linked Deposits.

(f)            Satisfaction of Bank Funding Obligations. The Borrower and each Fronting Bank acknowledge and agree that, notwithstanding any other provision contained herein (but without limiting the obligations of any Bank under Section 9.03(c)), the deposit by each Bank in the Credit-Linked Deposit Account on the Closing Date of funds equal to its Funding Amount will fully discharge the obligation of such Bank to fund Loans by such Bank pursuant to Section 2.02(a) and to reimburse such Bank’s Applicable Percentage of L/C Disbursements that are not reimbursed by the Borrower pursuant to Section 2.05(f), and that no other or further payments shall be required to be made by any Bank in respect of any such funding or reimbursement obligations.

(g)           Security. Each Bank grants to the Administrative Agent for the benefit of the Fronting Banks a security interest in such Bank’s Credit-Linked Deposit, its Credit-Linked Sub-Account and all of its rights, title and interest to and under the Credit-Linked Deposit Account to secure the obligations of such Bank under Sections 2.05(f) . The Administrative Agent hereby grants a security interest for the benefit of the Fronting Banks in all its rights title and interest to and under the Credit-Linked Deposit Account and confirms the grant by the Banks made above to secure the obligations of the Banks under Section 2.05(f). To the extent that there are multiple Fronting Banks, such Fronting banks shall share ratably in such security interest in proportion to the outstanding Obligations owed to such Fronting Banks.

(h)           Fronting Bank Insecure. If the Administrative Agent or any Fronting Bank is enjoined from taking any action referred to in paragraph (i) of Section 2.01(c), or if the Administrative Agent or any Fronting Bank reasonably determines that, by operation of law, it may reasonably be precluded from taking any such action, or if the Borrower or any Bank challenges in any legal proceeding any of the acknowledgements, agreements or characterizations set forth in any of the fifth, sixth or seventh sentences of Section 2.01(a), then, in any such case (and so long as such event or condition shall be continuing), and notwithstanding anything contained herein to the contrary, no Fronting Bank shall be required to or to issue, renew or extend any Letter of Credit.

Section 2.02           Loans.

(a)           Requested Loans. Subject to the terms and conditions set forth herein, the Banks shall, from time to time during the Availability Period at the request of the Borrower, make one or more Dollar denominated Loans to the Borrower in an aggregate principal amount that will not result in (i) the aggregate amount of the Total Exposures exceeding the aggregate amount of the Funding Amounts or (ii) the L/C Exposure exceeding the balance of the Credit-Linked Deposit Account (excluding any portion of the Credit-Linked Deposit Account attributable to interest). Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans. Loans shall constitute utilization of the Funding Amounts.

(b)           Deemed Loans. The Banks shall, from time to time during the Availability Period, if the Borrower fails to reimburse any L/C Disbursement when required by the provisions of 2.05(f), be deemed to have made a Dollar denominated Loan to the Borrower in the aggregate principal amount of the unreimbursed L/C Disbursement. In the case of a Maritza Letter of Credit, the amount of such corresponding Loan shall equal the unreimbursed L/C Disbursement measured in Euros not reimbursed by the Borrower multiplied by the Fixed Exchange Rate.

(c)           Withdrawal Authorization. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally authorizes and directs the Administrative Agent to withdraw from the Credit-Linked Deposit Account (and debit such Bank’s Credit-Linked Sub-Account in the amount of) such Bank’s Applicable Percentage of the principal amount of any such Loan pursuant to clause (a) or (b) above (it being understood and agreed that each Bank’s obligations in respect of funding Loans shall be payable solely from, and limited to, such Bank’s Credit-Linked Deposit). In the case of a Borrowing pursuant to Section 2.02(a), the Administrative Agent will make Loans available to the Borrower by promptly transferring by wire transfer the amounts so withdrawn by 3:00 p.m. New York City time, on the requested date of such Loan, to an account of the Borrower designated by the Borrower in the applicable Request for Loan.

(d)           Type of Loans. Subject to Article VIII, (i) each Borrowing pursuant to Section 2.02(a) shall be constituted entirely of Base Rate Loans or of Eurodollar Loans as the Borrower may request in accordance herewith and (ii) each Borrowing deemed to have been made pursuant to Section 2.02(b) shall be constituted entirely of Eurodollar Loans. If the provisions of Article VIII prohibit the making of Eurodollar Loans, each Borrowing made or deemed to be made hereunder shall be constituted entirely of Base Rate Loans.

(e)           Minimum Amounts; Limitation on Number of Borrowings. Each Borrowing shall be in an aggregate amount of $1,000,000 or a larger multiple of $1,000,000; provided that a Borrowing deemed to be made pursuant to Section 2.02(b) may be in an aggregate amount that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(f). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurodollar Borrowings outstanding that were made pursuant to Section 2.02(a).

Section 2.03           [Intentionally Omitted].

Section 2.04           Requests for Borrowings.

(a)           Notice by the Borrower. To request a Borrowing pursuant to Section 2.02(a), the Borrower shall notify the Administrative Agent of such request by telephone not later than 11:00 a.m., New York City time, on the day of the proposed Borrowing. Each such telephonic request for a Loan shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a Request for Loan signed by the Borrower. In connection with a deemed Loan made pursuant to Section 2.02(b), the Borrower shall be deemed to have furnished a timely, duly completed Request for Loan.

(b)           Content of Request for Loans. Each telephonic request for a Loan and written Request for Loan shall specify the following information in compliance with Section 2.02:

(i)            the aggregate amount of the requested Borrowing;

(ii)           the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be an Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)          the location and number of the Borrower’s account to which funds are to be disbursed.

(c)           Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Request for Loan in accordance with this Section, the Administrative Agent shall advise each Bank of the details thereof and of the amount of such Bank’s Loan to be made as part of the requested Borrowing.

(d)           Failure to Elect. If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing.

Section 2.05           Letters of Credit.

(a)           General. Subject to the terms and conditions set forth herein, the Borrower may request any Fronting Bank to issue, and such Fronting Bank shall issue, at any time and from time to time during the period commencing on the Closing Date and ending on the date that is five Business Days prior to the Maturity Date, Letters of Credit for its own account in such form as is acceptable to each of the Administrative Agent and such Fronting Bank in its reasonable determination (including, without limitation, “auto-renewal” letters of credit); provided that such Fronting Bank shall not be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Fronting Bank generally applicable to the issuance of letters of credit. All Letters of Credit shall be denominated in Dollars except for any Maritza Letter of Credit, which shall be denominated in Euros. All Letters of Credit issued hereunder by the Fronting Banks shall be issued for the account of the Borrower as the named account party thereon, provided that Letters of Credit may, in addition to showing the Borrower as account party, show any Subsidiary of the Borrower as a favoree under such Letter of Credit. Letters of Credit issued hereunder shall constitute utilization of the Funding Amounts. Concurrently with the issuance of a Maritza Letter of Credit, a corresponding amount equal to the face amount of such Maritza Letter of Credit held in the Credit-Linked Deposit Account will be converted by the Administrative Agent (in accordance with Section 1.03) into Euros at the then prevailing exchange rate (the “Fixed Exchange Rate”). To the extent a Maritza Letter of Credit is reduced or returned by the beneficiary thereunder, or drawn and reimbursed by the Borrower pursuant to the provisions hereof, a corresponding amount of Euros in the Credit-Linked Deposit Account will be converted to Dollars by the Administrative Agent (in accordance with Section 1.03) at the then prevailing exchange rate. The Administrative Agent shall provide notice to the Borrower, within two Business Days of such reduction, return or reimbursement, as applicable, of the Dollar amount resulting from such conversion as well as a calculation of the product of such amount of Euros multiplied by the Fixed Exchange Rate. To the extent such Dollar amount is less then the product of such amount of Euros multiplied by the Fixed Exchange Rate, the Borrower shall deposit, within two Business Days of such notice from the Administrative Agent, Dollars into the Credit-Linked Deposit Account equal to such deficit. To the extent such product is greater than such Dollar amount, within two Business Days of such reduction, return or reimbursement as applicable, the Administrative Agent shall withdraw such excess from the Credit-Linked Deposit Account and pay such excess to the Borrower.

(b)           Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Fronting Bank) to the applicable Fronting Bank and the Administrative Agent (other than the Letters of Credit requested prior to the date hereof, not later than 11:00 a.m. on the fourth Business Day preceding the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), whether or not such Letter of Credit is to be a Maritza Letter of Credit, the amount of such Letter of Credit (which shall be denominated in Euros in the case of a Maritza Letter of Credit), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Fronting Bank, the Borrower also shall submit a letter of credit application on such Fronting Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Fronting Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Fronting Bank shall promptly notify the Administrative Agent of any Letters of Credit issued, amended, renewed or extended by it hereunder and shall deliver a report (in form and substance reasonably acceptable to the Administrative Agent) within five Business Days following the end of each month after the Closing Date detailing its letter of credit activity under this Agreement.

(c)           Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate Total Exposure shall not exceed the total Funding Amounts and (ii) the L/C Exposure shall not exceed the balance of the Credit-Linked Deposit Account (excluding any portion of the Credit-Linked Deposit Account attributable to interest).

(d)           Expiration Date. Each Letter of Credit (other than a Maritza Letter of Credit) shall expire (or provide that the applicable Fronting Bank shall have the option to refuse to renew such Letter of Credit) at or prior to the close of business on the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs no earlier than three months prior to such then-current expiration date) and (ii) the date that is five Business Days prior to the Maturity Date. Each Maritza Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date.

(e)           Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Fronting Bank, and without any further action on the part of such Fronting Bank or the Banks, such Fronting Bank hereby grants to each Bank, and each Bank hereby acquires from such Fronting Bank, a participation in such Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or, subject to Section 2.01(f), reduction or termination of the Funding Amounts.

In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally authorizes and directs the Administrative Agent to withdraw from the Credit-Linked Deposit Account (and debit such Bank’s Credit-Linked Sub-Account in the amount of) such Bank’s Applicable Percentage of each L/C Disbursement made by any Fronting Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason (it being understood and agreed that each Bank’s obligations in respect of participations in Letters of Credit shall be payable solely from, and limited to, such Bank’s Credit-Linked Deposit).

(f)            Reimbursement. (i) If any Fronting Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Fronting Bank in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in the currency in which the applicable Letter of Credit is denominated on the first Business Day (other than with respect to any Maritza Letter of Credit which shall be governed by the provisions set forth in clause (ii) of this subsection (f)) after such drawing. If the Borrower fails to make such payment within a Business Day of when due, the Administrative Agent shall reimburse the applicable Fronting Bank for such L/C Disbursement with funds from the Credit-Linked Deposits and the obligations of the Borrower to reimburse such Fronting Bank shall be converted into a Loan payable to the Administrative Agent for the account of the Banks in accordance with Section 2.02.

(ii) Notwithstanding any provision herein to the contrary, if any Fronting Bank shall receive a demand for payment in accordance with Section 2.05(h) hereof with respect to any Maritza Letter of Credit, such Fronting Bank shall notify the Administrative Agent and the Borrower within one Business Day of receipt of such notice (which notice sets forth the date of payment). The Borrower must notify the Administrative Agent and such Fronting Bank whether or not it will reimburse such Fronting Bank within one Business Day after it receives such notice. If the Borrower elects to reimburse such Fronting Bank, the Borrower shall be obligated to reimburse such Fronting Bank on the same Business Day that such Fronting Bank notified the Borrower as the date of payment.

(iii) Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this subsection (f), the Administrative Agent shall distribute such payment to the applicable Fronting Bank or, to the extent that amounts have been withdrawn (and credited to each Bank’s Credit-Linked Sub-Account in the amount of such Bank’s Applicable Percentage of such deposit) from the Credit-Linked Deposit Account to make any payment pursuant to this paragraph to reimburse such Fronting Bank, then such payment shall be deposited in the Credit-Linked Deposit Account.

If any unreimbursed L/C Disbursement resulting in a withdrawal from the Credit-Linked Deposits Accounts as provided in the preceding paragraph shall be subsequently reimbursed or the Loan deemed issued in respect of such unreimbursed L/C Disbursement is repaid other than on the last day of any Interest Period for Credit-Linked Deposits, the

Administrative Agent shall invest the amount so reimbursed in overnight or short-term cash equivalent investments until the end of such Interest Period and the Borrower shall pay to the Administrative Agent, upon the Administrative Agent’s request therefor, the amount, if any, by which the interest accrued on a like amount of the Credit-Linked Deposits at the Adjusted LIBO Rate shall exceed the interest earned through the investment of the amount so reimbursed for the period from the date of such reimbursement through the end of such Interest Period, as determined by the Administrative Agent (such determination to be conclusive absent manifest error) and set forth in the request for payment delivered to the Borrower. In the event the Borrower shall fail to pay any amount due under this paragraph, the interest payable by the Administrative Agent to the Banks on their Credit-Linked Deposits under Section 2.01(d) shall be correspondingly reduced and the Banks shall without further act succeed, ratably in accordance with their Applicable Percentages, to the rights of the Administrative Agent with respect to such amount.

(g)           Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Banks, the Fronting Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by any Fronting Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Fronting Bank; provided that the foregoing shall not be construed to excuse such Fronting Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Fronting Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i)            a Fronting Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)           a Fronting Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)          this sentence shall establish the standard of care to be exercised by any Fronting Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(h)           Disbursement Procedures. Each Fronting Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Fronting Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Fronting Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Fronting Bank and the Banks with respect to any such L/C Disbursement.

(i)            Interim Interest. If any Fronting Bank shall make any L/C Disbursement, then, unless the Borrower shall reimburse (including through a Borrowing or a deemed Borrowing of Loans) such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, as provided in Section 2.12(c). Interest accrued pursuant to this paragraph shall be for the account of such Fronting Bank, except that interest accrued on and after the date of payment from the Credit-Linked Deposit of any Bank to reimburse such Fronting Bank shall be for the account of such Bank to the extent of such payment.

Section 2.06           [Intentionally Omitted].

Section 2.07           Interest Elections.

(a)           Elections by the Borrower. The Loans constituting each Borrowing initially shall be (i) of the Type specified in the applicable Request for Loan in the case of Loans made pursuant to Section 2.02(a) and (ii) Eurodollar Loans in the case of Loans deemed made pursuant to Section 2.02(b). Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type.

(b)           Notice of Elections. To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by 11:00 a.m., New York City time, on the day of the proposed election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit F hereto and signed by the Borrower.

(c)           Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) of this paragraph shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(iii)          whether the resulting Borrowing is to be an Base Rate Borrowing or a Eurodollar Borrowing.

(d)           Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting Borrowing.

(e)           Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Banks, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the applicable Interest Period thereof.

Section 2.08           Termination and Reduction of the Funding Amounts.

(a)           Scheduled Termination. Unless previously terminated, the Funding Amounts shall be reduced to zero on the Maturity Date.

(b)           Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Funding Amounts; provided that (i) each reduction of the Funding Amounts pursuant to this Section shall be in an amount that is $1,000,000 or a larger multiple of $1,000,000 (or, if less, the entire remaining aggregate amount of the Funding Amounts) and (ii) the Borrower shall not terminate or reduce the Funding Amounts if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Total Exposure of all of the Banks would exceed the total Funding Amounts.

(c)           Notice of Voluntary Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Funding Amounts under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the affected Banks of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Funding Amounts delivered by the Borrower may state that such notice is conditioned upon the issuance of securities or the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.09           Repayment of Loans; Evidence of Debt.

(a)           Repayment. The Borrower hereby unconditionally promises to pay the to the Administrative Agent for account of the Banks the outstanding principal amount of the Loans on the Maturity Date.

(b)           Maintenance of Records by Banks. Each Bank shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made or deemed made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c)           Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder (including, without limitation, prepayments pursuant to Section 2.10), the Borrower shall select the Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection in accordance with Section 2.10(b). If the Borrower fails to make a timely selection of the specific Borrowings to be repaid or prepaid, such payment shall be applied ratably to all outstanding Loans.

(d)           Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the amount of each Loan made hereunder and Type thereof, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Bank’s and each Bank’s share thereof.

(e)           Effect of Entries. The entries made in the records maintained pursuant to paragraph (b) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f)            Promissory Notes. Any Bank may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Bank a promissory note payable to such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in substantially the same form as Exhibit A.

Section 2.10           Prepayment of Loans.

(a)           Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part subject to the requirements of this Section 2.10.

(b)           Notices, Etc. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder, under Section 2.10(a), not later than 11:00 a.m. New York City time, three Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Funding Amounts as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the relevant Banks of the contents thereof. Each partial prepayment of any Borrowing shall be in an aggregate amount of $1,000,000 or multiple of $1,000,000 in excess thereof, except as necessary to fully repay such Borrowing. Each prepayment of a Borrowing shall be applied ratably to the Banks included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11           Fees.

(a)           (i) The Borrower agrees to pay to the Administrative Agent for the account of each Bank a fee (the “Applicable Margin Fee”) accruing at a rate per annum equal to the Applicable Margin (subject to the last sentence of clause (iii) below) on the daily amount of the Credit-Linked Deposit of such Bank during the period from and including the date hereof to but excluding the date on which each of the Funding Amounts of all of the Banks and the L/C Exposure have been reduced to zero.

(ii)           In addition, the Borrower agrees to pay to the Administrative Agent for the account of each Bank an additional fee (the “LIBOR Maintenance Fee”), accruing at the rate of 0.15% per annum, on the daily amount of the Credit-Linked Deposit of such Bank during the period from and including the date hereof to but excluding the date on which each of the Funding Amounts of all of the Banks and the L/C Exposure have been reduced to zero.

(iii)          On each Fee Payment Date (as defined below), any difference between the Adjusted LIBO Rate and the sum of the Return on Deposits and the LIBOR Maintenance Fee for the applicable period resulting from Euro denominated Credit-Linked Deposits which earn a return based on EURIBOR (as determined by the Administrative Agent and communicated to the Borrower in the invoice referred to in clause (iv) below) shall be considered the “EURIBOR Differential Rate”. If the sum of the Return of Deposits and the LIBOR Maintenance Fee is less than the Adjusted LIBO Rate, then the Borrower agrees to pay to the Administrative Agent for the account of each Bank a fee accruing at a rate per annum equal to the EURIBOR Differential Rate on the daily amount of the Credit-Linked Deposit of such Bank during such period. If the sum of the Return on Deposits and the LIBOR Maintenance Fee is greater than the Adjusted LIBO Rate, then the Applicable Margin (for purposes of clause (i) above only) shall be reduced by the amount of the EURIBOR Differential Rate.

(iv)          The fees payable under this Section 2.11(a) accrued to but excluding the last day of each Interest Period for Credit-Linked Deposits shall be invoiced to the Borrower by the Administrative Agent within three Business Days following the last day of each such Interest Period and shall be payable on the second Business Day following the date of such invoice, and on the date on which each of the Funding Amounts of all of the Banks and the L/C Exposure have been reduced to zero (each such payment date, a “Fee Payment Date”). All such fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All amounts payable under this Section 2.11(a) with respect to the daily amount of the Credit-Linked Deposit of a Bank shall be calculated based on the actual amount of Dollars comprising such Credit-Linked Deposit and the Dollar-equivalent of the actual amount of Euros comprising such Credit-Linked Deposit (calculated by the Administrative Agent using the Fixed Exchange Rate applicable to such Euros).

(b)           The Borrower agrees to pay to each Fronting Bank a fronting fee, which shall accrue at the rate of 0.125% per annum or such other rate or rates per annum separately agreed upon between the Borrower and the applicable Fronting Bank, on the average daily amount of the L/C Exposure (excluding any portion thereof attributable to unreimbursed L/C Disbursements) during the period from and including the Closing Date to but excluding the date on which each of the Funding Amounts of all of the Banks and the L/C Exposure have been reduced to zero, as well as such Fronting Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Fronting fees accrued to but excluding each Quarterly Date shall be payable on such Quarterly Date; provided that all such accrued fees shall be payable on the date on which the Funding Amounts of all of the Banks are reduced to zero and any such fees accruing after the such date shall be payable on demand. Any other fees payable to any Fronting Bank pursuant to this paragraph shall be payable within 10 days after demand. All fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)           The Borrower agrees to pay to the Administrative Agent for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d)           All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Fronting Bank, in the case of fees payable to it) for distribution, in the case of fees payable under Section 2.11(a), to the Banks entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.12           Interest.

(a)           Loans. The Loans constituting each (i) LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus the Applicable Margin and (ii) Base Rate Borrowing shall bear interest at the Base Rate plus the Applicable Margin.

(b)           Default Interest. Upon the occurrence and during the continuance of an Event of Default described in Section 6.01(a) or an Event of Default described in Section 6.01(g) or 6.01(h) with respect to the Borrower, the Borrower shall pay interest on (x) (i) the outstanding principal amount of each Base Rate Loan owing to each Bank, payable on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Base Rate Loan pursuant to Section 2.12(a) above and (ii) to the fullest extent permitted by law, the amount of any interest that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal to 2% per annum above the rate per annum required to be paid on the Base Rate Loans on which such interest has accrued pursuant to Section 2.12(a) above, (y)(i) the outstanding principal amount of each Eurodollar Loan owing to each Bank payable on demand, at a rate per annum equal at all times to a rate per annum equal to the higher of (i) the sum of 2% plus the Applicable Margin applicable to such Loan plus the Adjusted LIBO Rate applicable to such Eurodollar Loan and (ii) the sum of 2% plus the Applicable Margin applicable to such Loan plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16th of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Reference Dealers are offered to the Reference Dealers in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the relevant rate applicable to Base Rate Loans) (the “Eurodollar Default Rate”) and (ii) to the fullest extent permitted by law, the amount of any interest that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, at a rate per annum equal to the Eurodollar Default Rate for the Eurodollar Loans on which such interest has accrued pursuant to Section 2.12(a) above and (z) in the case of a Credit-Linked Deposit, the rate of fees payable by Borrower shall be increased by 2% from the date the Required Banks shall so elect until such Event of Default has been cured or waived by the Required Banks, provided that accrual at the rate provided for hereunder shall commence automatically upon occurrence of an Event of Default of the type specified in clauses (a) or (h) of Section 8.01.

(c)           Payment of Interest. Accrued interest on each Loan shall be payable in arrears on the last day of each Interest Period for such Loan and upon termination of the Funding Amounts; provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

(d)           Computation. All interest hereunder shall be computed on the basis of a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans based on the Base Rate) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate or Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13           [Intentionally Omitted].

Section 2.14           [Intentionally Omitted].

Section 2.15           Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or the reduction of any Credit-Linked Deposit other than on the last day of any Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 9.16 or (e) the revocation of any notice of prepayment pursuant to Section 2.10(b), then, in any such event, the Borrower shall compensate (within 15 days following a demand therefore) each applicable Bank, each applicable Fronting Bank, or the Administrative Agent, as applicable, for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan or a Credit-Linked Deposit, such loss, cost or expense to any applicable Bank, each applicable Fronting Bank or the Administrative Agent may, at the option of such party, be deemed to include an amount determined by such Bank, each applicable Fronting Bank or the Administrative Agent, as the case may be, to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan or on such

Credit-Linked Deposit had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan or such Credit-Linked Deposit, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Bank or such Fronting Bank, as the case may be, would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Bank setting forth any amount or amounts that such Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. In the event the Borrower shall fail to pay any amount due to any Fronting Bank under this Section, the interest payable by the Administrative Agent to the Banks on their Credit-Linked Deposits under Section 2.01(d) shall be correspondingly reduced and the Banks shall without further act succeed, ratably in accordance with their Applicable Percentages, to the rights of such Fronting Bank respect to such amount.

Section 2.16           [Intentionally Omitted].

Section 2.17           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or under Section 2.15, 8.03 or 8.04, or otherwise) or under any Note (except to the extent otherwise provided therein) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01 except as otherwise expressly provided in this Agreement or any Note and except payments to be made directly to any Fronting Bank as expressly provided herein and payments pursuant to Sections 2.15, 8.03, and 8.04, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient (or will deposit such payments in the Credit-Linked Deposit Account, as applicable)  promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Note (except to the extent otherwise provided therein) shall be made in Dollars.

(b)           Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)           Sharing of Payments by Banks. If any Bank shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Bank receiving payment of a greater proportion of the aggregate amount of its Loans and participations in L/C Disbursements and accrued interest thereon then due than the proportion received by any other Bank, then the Bank receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in L/C Disbursements of other Banks to the extent necessary so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to any Subsidiary or Affiliate of the Borrower (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrower in the amount of such participation.

(d)           Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Banks or the Fronting Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks or the Fronting Banks, as the case may be (or, to the extent provided herein, deposit in the Credit-Linked Deposit Account) the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Banks or the Fronting Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank or such Fronting Bank (or, if such amount shall have been deposited in the Credit-Linked Deposit Account, each Bank authorizes the Administrative Agent to withdraw such amount from the Credit-Linked Deposit Account), and to pay interest thereon, for each day from and including the date such amount is distributed to it or deposited in the Credit-Linked Deposit Account and credited to its Credit-Linked Sub-Account to but excluding the date of payment to or recovery by the Administrative Agent, at the Federal Funds Rate.

(e)           Certain Deductions by the Administrative Agent. If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18           Mitigation Obligations.

If any Bank requests compensation under Section 8.03, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for account of any Bank pursuant to Section 8.04, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates (or, in the case of Section 8.04(c), change the composition of the underlying obligations or securities in which the Credit-Linked Deposits are invested), if, in the judgment of such Bank, such designation, assignment or change (i) would eliminate or reduce amounts payable pursuant to Section 8.03 or 8.04, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

Section 2.19           Increase in Credit Facility.

(a)           The Borrower may, at any time and from time to time prior to the Maturity Date, by notice to the Administrative Agent, request one or more increases in the Funding Amounts (each, a “Commitment Increase”) in an aggregate amount up to $100,000,000, to be effective as of a date that is at least 90 days prior to the scheduled Maturity Date then in effect (each, a “Increase Date”) as specified in the related notice to the Administrative Agent; provided, however, that on the date of any request by the Borrower for a Commitment Increase and on the related Increase Date, the applicable conditions set forth in Section 3.02 and in clause (d) of this Section 2.19 shall be satisfied, provided that no Bank shall have any obligation to participate in any Commitment Increase.

(b)           The Administrative Agent shall promptly notify the Banks of any request by the Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Banks wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Funding Amounts (the “Increase Commitment Date”). Each Bank that desires to participate in the requested Commitment Increase shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the applicable Increase Commitment Date of the amount by which it desires to increase its Funding Amount.

(c)           The Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase; provided, however, that the

Funding Amount of each such Eligible Assignee shall be in an amount equal to at least $1,000,000. Promptly following the applicable Increase Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the Banks and any Eligible Assignees are willing to participate in the requested Commitment Increase. In all cases (including if the aggregate amount by which the Banks and any Eligible Assignees are willing to participate in the requested Commitment Increase on any such Increase Date exceeds the amount of the requested Commitment Increase), the requested Commitment Increase shall be allocated among the Banks and any Eligible Assignees willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.

(d)           On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) shall become a Bank party to this Agreement as of the applicable Increase Date and the Funding Amount of each Bank participating in such Commitment Increase shall be increased by the amount allocated to such Bank pursuant to the last sentence of Section 2.19(c)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before the applicable Increase Date the following, each dated such date:

(i)            (A) certified copies of resolutions of the Board of Directors (or a committee thereof) of the Borrower approving the applicable Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for Borrower (which may be an opinion of in-house counsel), each in form and substance reasonably satisfactory to the Administrative Agent;

(ii)           an assumption agreement from each Eligible Assignee, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and the Borrower; and

(iii)          confirmation from each Bank of the increase in the amount of its Funding Amount in a writing satisfactory to the Borrower and the Administrative Agent.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d) and the conditions set forth in Section 3.02, (x) the Administrative Agent shall notify the existing Banks and any new Banks participating in such Commitment Increase and the Borrower, on or before 11:00 A.M. (New York City time), by telecopier or telex, of the occurrence of the applicable Commitment Increase to be effected on the related Increase Date, (y) each participating Bank shall remit its additional Funding Amount (the “Additional Credit-Linked Deposits”) to the Administrative Agent for deposit into the Credit-Linked Deposit Account and (z) the Administrative Agent shall record in the Register maintained by the Administrative Agent pursuant to Section 9.06(f) the relevant information with respect to each existing Bank and each new Bank participating in such Commitment Increase on such date.

ARTICLE III

CONDITIONS

Section 3.01           Closing.

The closing hereunder shall occur when all the following conditions have been satisfied:

(a)           The Borrower shall have paid all accrued fees of the Administrative Agent, the Lead Arranger and the Banks and all accrued expenses of the Administrative Agent (including, without limitation, all fees and expenses of counsel to the Administrative Agent payable pursuant to Section 9.03);

(b)           The Agent shall have received (i) an opinion of the Assistant General Counsel of the Borrower, substantially in the form of Exhibit B-1 hereto and (ii) Shearman & Sterling, LLP, special counsel for the Borrower, substantially in the form of Exhibit B-2, each dated as of the Closing Date and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c)           The Administrative Agent shall have received evidence, satisfactory to it, in the form of pro forma calculations, that the issuance of, and L/C Drawings under, the Letters of Credit under this Agreement and the making of Borrowings under this Agreement are permitted under the terms of the Debt of the Borrower outstanding on the Closing Date;

(d)           The Administrative Agent shall have received copies of the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance by the Borrower of this Agreement, certified by a duly authorized officer of the Borrower (which certificate shall state that such resolutions are in full force and effect on the Closing Date);

(e)           The Administrative Agent shall have received certified copies of all approvals, authorizations or consents of, or notices to or registrations with, any governmental body or agency required for the Borrower, if necessary, to enter into this Agreement to which it is a party;

(f)            The Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the other documents to be delivered by the Borrower;

(g)           The Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower dated the Closing Date, to the effect that: (i) the representations and warranties contained in Article IV hereof are true and correct in all material respects (or to the extent qualified by materiality, true and correct) on and as of the Closing Date as though made on and as of such date; (ii) no Default has occurred and is continuing or would result from the issuance of the Letters of Credit requested by the Borrower to be issued on such date and the Borrowings requested by the Borrower to be made on such date, and (iii) confirming compliance as to the matters set forth in Section 4.15;

(h)           The Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower to the effect that the execution, delivery and performance by the Borrower of this Agreement is within the Borrower’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation (or certificate of formation, as applicable) or by-laws (or other organizational documents, as applicable) of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or result in the creation or imposition of any Lien on any asset of the Borrower;

(i)            The Administrative Agent shall have received all documents it may reasonably request relating to the existence of the Borrower, the corporate or other organizational authority for and the validity of this Agreement, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Borrower and the Banks of the Closing Date, and such notice shall be conclusive and binding on all parties hereto.

Section 3.02           Extension of Credit.

The obligation of each Bank to make a Loan on the occasion of each Borrowing under Section 2.02(a) and the obligation of any Fronting Bank to issue a Letter of Credit on the occasion of each request therefor by the Borrower shall in each case be subject to the satisfaction of the following conditions:

(a)           the fact that, immediately after such Extension of Credit, after giving effect to all direct and indirect applications of the proceeds of such Extension of Credit made substantially simultaneously with the extension thereof, (i) the aggregate Total Exposure of the Banks will not exceed the total Funding Amounts and (ii) the L/C Exposure will not exceed the balance of the Credit-Linked Deposit Account (excluding any portion of the Credit-Linked Deposit Account attributable to interest);

(b)           the fact that the making of such Borrowings or issuance of such Letters of Credit under this Agreement (as well as any potential L/C Drawings thereunder or deemed Loans made in respect thereof) are permitted under the terms of the Debt of the Borrower outstanding as of the date of such Extension of Credit;

(c)           the fact that, immediately before and after such Extension of Credit, no Default or Event of Default shall have occurred and be continuing;

(d)           the fact that the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects (or to the extent qualified by materiality, true and correct) on and as of the date of such Extension of Credit;

(e)           for each issuance of a Letter of Credit, the Borrower shall have provided the information required by Section 2.05(b);

(f)            for each Borrowing pursuant to Section 2.02(a), the Borrower shall have provided a duly completed Request for Loan.

Each Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Extension of Credit as to the facts specified in clauses (a) through (f) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01           Corporate Existence and Power.

Borrower is a corporation (or limited liability company, as applicable) duly incorporated (or formed, as applicable), validly existing and in good standing under the laws of the jurisdiction of its incorporation (or formation) and has all corporate or other organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02           Corporate and Governmental Authorization and Filings; No Contravention.

The execution, delivery and performance by the Borrower of this Agreement are within the Borrower’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or result in the creation or imposition of any Lien on any asset of the Borrower.

Section 4.03           Compliance with Laws.

The Borrower is and each of its Subsidiaries are in compliance with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except for any non-compliance that could not reasonably be expected to have a Material Adverse Effect.

Section 4.04           Binding Effect.

This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms.

Section 4.05           Financial Information.

(a)           The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2004 and the related consolidated statements of operations and cash flows for the fiscal year then ended, reported on by Deloitte & Touche and set forth in the Borrower’s Annual Report on Form 10-K, a copy of which has been delivered to each of the Banks, fairly present in all material respects, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)           Except for Disclosed Matters, since December 31, 2004 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.06           Litigation.

Except for Disclosed Matters, there is no action, suit, investigation, litigation or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or which in any manner draws into question the legality, validity or enforceability of this Agreement, and there shall have been no change in the status of, or in the financial effect on the Borrower or its Subsidiaries from the actions, suits, investigations, litigations or proceedings set forth in the Disclosed Matters that could reasonably be expected to have a Material Adverse Effect.

Section 4.07           Compliance with ERISA.

Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the currently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan; (b) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (c) incurred any liability in excess of $100,000 under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.08           Environmental Matters.

(a)           In the ordinary course of its business, each of the Borrower and its Subsidiaries conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower or such Subsidiary, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required for investigation, to achieve or maintain compliance with environmental protection standards imposed by Environmental Laws or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances by the Borrower or its Subsidiaries, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

(b)           There are no facts, circumstances or conditions that are reasonably likely to result in liabilities arising under Environmental Laws that could have a material adverse effect on the business, financial conditions, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.09           Taxes.

United States Federal income tax returns of the Borrower and its Subsidiaries and any other material tax returns filed by them have been examined and closed (other than for the limited purposes of net operating loss carry-forwards) through the fiscal year ended December 31, 1999, there are no ongoing or pending tax audits or examinations, and no deficiencies or other claims for unpaid taxes are proposed in respect of any taxes due from the Borrower, its Subsidiaries or any Material AES Entity that could have a Material Adverse Effect. The Borrower, its Subsidiaries and all Material AES Entities have filed all United States Federal income tax returns and the Borrower, its Subsidiaries and all Material AES Entities have filed all other material tax returns which are required to be filed by them, all such United States Federal income tax returns and all such other material returns are true, correct and complete in all material respects and all taxes due as indicated on such returns or pursuant to any assessment received by the Borrower or any Subsidiary or any Material AES Entity have been paid, other than any such taxes that are being diligently contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principals. The charges, accruals and reserves on the books of the Borrower, its Subsidiaries and all Material AES Entities in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.10           Material AES Entities.

Each Material AES Entity is a corporation (or limited liability company, as applicable) duly incorporated (or formed, as applicable), validly existing and (other than any Material AES Entity that is not incorporated under the laws of the United States or any political subdivision thereof) in good standing under the laws of its jurisdiction of incorporation (or jurisdiction of formation, as applicable). Each Material AES Entity has all corporate or other organizational powers and all material governmental licenses, authorization, consents and approvals required to carry on its business as proposed to be conducted and has all governmental licenses, authorizations, consents and approvals required to have been obtained prior to the date hereof and which are material to the operation of its business as proposed to be conducted, except to the extent that the failure to obtain any such license, authorization, consent or approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.11           Not an Investment Company.

None of the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.12           [Intentionally Omitted].

Section 4.13           Full Disclosure.

All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified in the light of the circumstances under which such information was provided (as modified or supplemented by other information so furnished, when taken together as a whole and with the Disclosed Matters); provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time, it being recognized by the Banks that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. The Borrower has disclosed to the Banks, in the Disclosed Matters or otherwise in writing, any and all facts specific to the Borrower and its Subsidiaries and known as of the date hereof to a Responsible Officer of the Borrower that could reasonably be expected to result in a Material Adverse Effect, which materially and adversely affect or may affect (to the extent any Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

Section 4.14           [Intentionally Omitted]

Section 4.15           Solvency.

The Borrower is, individually, and together with its Subsidiaries, taken as a whole, Solvent as of the date hereof.

ARTICLE V

COVENANTS

Until the Funding Amounts have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all L/C Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Banks that:

Section 5.01           Information.

The Borrower will deliver to each of the Banks (it being understood that delivery to the Administrative Agent and the posting by the Administrative Agent of each of the following items on an electronic website, in accordance with Section 7.11, shall constitute delivery to each of the Banks, and the Administrative Agent hereby agrees to post on an electronic website or otherwise distribute to the Banks any such item delivered by the Borrower to the Administrative Agent):

(a)           as soon as available and in any event within 15 days after the Borrower files an annual report on Form 10-K with the Securities and Exchange Commission, a consolidated and consolidating balance sheet of the Borrower as of the end of such fiscal year, an unconsolidated balance sheet of the Borrower as of the end of such fiscal year, the related consolidated, consolidating and unconsolidated (as applicable) statements of operations for such fiscal year and the related consolidated and unconsolidated statements of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, said consolidated financial statements to be reported on, in a manner acceptable to the Securities and Exchange Commission, by Deloitte & Touche or other independent public accountants of nationally recognized standing and such consolidating and unconsolidated financial statements to be certified as to fairness of presentation, generally accepted accounting principles (other than failure to consolidate) and consistency by the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower;

(b)           as soon as available and in any event within 15 days after the Borrower files a quarterly report on Form 10-Q with the Securities and Exchange Commission, a consolidated balance sheet of the Borrower as of the end of such quarter and an unconsolidated balance sheet of the Borrower as of the end of such fiscal quarter and the related consolidated and unconsolidated statements of operations for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter and the related consolidated and unconsolidated statements of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such consolidated statements of operations and cash flows, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower (i) stating to the knowledge of the Borrower whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (ii) accompanied by a schedule setting forth in reasonable detail a description, including, where applicable, the expected and maximum dollar amounts thereof, of all material contingent liabilities not disclosed in such financial statements;

(d)           simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention as a result of their audit (which was not directed primarily toward obtaining knowledge of noncompliance) to cause them to believe that the Borrower has failed to comply with the terms, covenants, provisions or conditions as they relate to accounting of financial matters addressed in Sections 5.07 to 5.09, inclusive;

(e)           within five days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief executive officer, president, executive vice-president or chief financial officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)            promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)           promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(h)           if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief executive officer, president, chief financial officer or chief accounting officer of the Borrower setting forth details as to such occurrence and the action, if any, which the Borrower or the applicable member of the ERISA Group is required or proposes to take;

(i)            promptly after receipt by the Borrower or any Subsidiary of the Borrower, a copy of each complaint, order, citation, notice or other written communication from any Person with respect to the existence or alleged existence of a material violation of any applicable Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Substance or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by the Borrower, any of its Subsidiaries or any Material AES Entity, or due to the operations or activities of the Borrower, any Subsidiary of the Borrower, any Material AES Entity or any other Person on or in connection with any such property or any part thereof;

(j)            simultaneously with the delivery of each set of financial statements referred to in clause (a) and (b) above, a revised Schedule I showing as of the last day of such quarter all the Subsidiaries of the Borrower whose assets consist only of any of the Excluded AES Business and direct or indirect investments therein; and

(k)           from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

Section 5.02           Payment of Obligations.

The Borrower will pay and discharge all its material obligations and liabilities and will cause each Subsidiary Guarantor (as defined in the Existing Credit Agreement) (other than AES Warrior Run Funding, L.L.C.) and Ipalco Enterprises, Inc. (in each case, for so long as each Person is a Subsidiary of the Borrower) to pay and discharge all its Material Obligations, in each case, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary of the Borrower to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03           Maintenance of Property; Insurance.

(a)           The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)           The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance of such types, in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in similar circumstances in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to each Bank upon request information presented in reasonable detail as to the insurance so carried.

Section 5.04           Conduct of Business and Maintenance of Existence.

The Borrower (a) will continue, and will cause each Material AES Entity to continue, to engage in a Permitted Business; (b) will continue, and will cause each Material AES Entity to continue, to operate their respective businesses on a basis substantially consistent with the policies and standards of the Borrower as in effect on the date hereof and (c) will preserve, renew and keep in full force and effect, and will cause each Material AES Entity to preserve, renew and keep in full force and effect, its respective corporate existence and its respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the Person surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto (x) no Default shall have occurred and be continuing, (y) the Borrower shall not be liable for any Debt of such Subsidiary except to the extent it was liable for such Debt prior to giving effect to such merger and (z) the transaction is otherwise permitted by Section 5.08.

Section 5.05           Compliance with Laws.

The Borrower will comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) (a) except for such non-compliance as would result solely in the payment of monetary compensation by the Borrower or such Subsidiary in an amount not to exceed $15,000,000 in the aggregate and (b) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings (and the pendency of such proceedings themselves shall not have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole).

Section 5.06           Inspection of Property, Books and Records.

The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Significant AES Entity to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

Section 5.07           Limitation on Secured Debt.

If the Borrower shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property or any capital stock or indebtedness held directly by the Borrower of any Subsidiary of the Borrower, the Borrower shall secure the Obligations under this Agreement equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets of the Borrower.

The foregoing restriction shall not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured by (a) property of any Subsidiary of the Borrower, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of the Borrower or any Subsidiary, (d) liens in favor of U.S. or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing as of the Closing

Date, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900,000,000 at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and (i) any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive.

Section 5.08           Consolidations and Mergers.

(a)           When Borrower May Merge, Etc. The Borrower shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any Person to merge with, or into the Borrower unless either (x) the Borrower shall be the continuing Person or (y) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or to which properties and assets of the Borrower are contributed shall be a Solvent corporation organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and shall expressly assume all of the Obligations of the Borrower under this Agreement and the Borrower shall have delivered to the Administrative Agent (A) an opinion of counsel stating that such consolidation, merger or transfer and such assumption of Obligations complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with and that such assumption constitutes the legal, valid and binding obligation of the Borrower or such successor enforceable against such entity in accordance with its terms, subject to customary exceptions and (B) a certificate of a Responsible Officer to the effect that immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.

(b)           Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Borrower in accordance with Section 5.08(a) of this Agreement, the successor Person formed by such consolidation or into which the Borrower is merged or to which such sale, conveyance, transfer, lease or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower under this Agreement with the same effect as if such successor Person had been named as the Borrower herein.

Section 5.09           Restrictions on Sale Leasebacks.

The Borrower shall not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) the Borrower could incur a lien on such property under the restrictions described in Section 5.07 hereof in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing these Facilities or (b) the Borrower, within 180 days after the sale or transfer by the Borrower, applies to the retirement of its Funded Debt an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased as determined by the board of directors of the Borrower; provided that the amount to be applied to the retirement of Funded Debt of the Borrower shall be reduced by (A) cancellation of any Letter of Credit issued hereunder or prepayment of any Loan under this Agreement (so long as there is a concurrent permanent reduction of Funding Amounts), and (B) the principal amount of Funded Debt, other than under this Agreement, voluntarily prepaid by the Borrower within 180 days after such sale or transfer; provided further that no retirement referred to in this clause (b) may be effected by payment at maturity or any mandatory prepayment provision.

Section 5.10           Use of Proceeds.

The proceeds of the Loans made or deemed made and the Letters of Credit issued under this Agreement will be used by the Borrower for working capital and other general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.11           Further Assurances.

Promptly upon request by the Administrative Agent, or any Bank through the Administrative Agent, correct, and cause the Borrower promptly to correct, any material defect or error that may be discovered in this Agreement or any Note or in the execution or acknowledgment thereof that affect the validity or enforceability thereof.

ARTICLE VI

DEFAULTS

Section 6.01           Events of Default.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)           the Borrower shall fail to pay when due any principal of any Loan, or shall fail to pay within three days of the date when due any interest, fees or other amounts payable under this Agreement;

(b)           the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.09, inclusive;

(c)           the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 20 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

(d)           any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)           the Borrower shall fail to make any payment in respect of any Material Debt or Material Hedge Agreement when due or within any applicable grace period;

(f)            any event or condition shall occur which (i) results in the acceleration of the maturity of any Material Debt of the Borrower or the early termination of a Material Hedge Agreement of the Borrower by the Borrower’s counterparty; or (ii) results in the termination of any commitment to provide financing in an amount in excess of $50,000,000 to the Borrower;

(g)           the Borrower or any Significant AES Entity shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)           an involuntary case or other proceeding shall be commenced against the Borrower or any Significant AES Entity seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Significant AES Entity under the federal bankruptcy laws as now or hereafter in effect;

(i)            any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $15,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $15,000,000;

(j)            a judgment or order for the payment of money in excess of $25,000,000 shall be rendered against the Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 10 days; or

(k)           any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than a member of the AES Management Group shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 32.5% or more of the outstanding shares of common stock of the Borrower; during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (or who were appointed or nominated for election as directors of the Borrower by at least a majority of the individuals who were directors on the first day of such period) shall cease to constitute a majority of the board of directors of the Borrower, then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Funding Amounts and they shall thereupon terminate and (ii) if requested by the Required Banks, by notice to the Borrower declare the Notes, all interest thereon, and all other amounts payable under this Agreement and the Notes, all such interest thereon and all such other amounts shall thereupon become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any Automatic Acceleration Event, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Funding Amounts shall thereupon terminate and the Notes, all interest thereon, and all other amounts payable under this Agreement shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02           Notice of Default.

The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01           Appointment and Authorization.

Each Bank (on behalf of itself and its Affiliates) irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof and thereof, together with all such powers and discretion as are reasonably incidental thereto. In addition, each Fronting Bank (on behalf of itself and its Affiliates) irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof and thereof, together with all such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes) the Administrative Agent shall not be required to exercise any discretion or to take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Banks (or any Fronting Bank, as applicable), and such instructions shall be binding upon all Banks, the Fronting Banks and all the holders of Notes; provided, however, that the Administrative Agent shall be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law. Without limiting any of the foregoing in this Section 7.01, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6. The Administrative Agent agrees to give each Bank prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 7.02           Administrative Agent and Affiliates.

Merrill Lynch Capital Corporation and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though Merrill Lynch Capital Corporation were not the Administrative Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Merrill Lynch Capital Corporation or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall not be under any obligation to provide such information to them. With respect to its Loans or any Letters of Credit, Merrill Lynch Capital Corporation shall have the same rights and powers under this Agreement or any other instrument as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Bank” and “Banks” include Merrill Lynch Bank USA in its individual capacity.

Section 7.03           Consultation with Experts.

The Administrative Agent may execute any of their respective duties under this Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel, independent public accountants and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 7.04           Liability of Agent.

Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Agreement or any Note (a) with the consent or at the request of the Required Banks, (b) in its capacity as Administrative Agent for the Fronting Banks, with the consent or at the request of a Fronting Bank or (c) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made by the Borrower in connection with this Agreement or any Extension of Credit hereunder, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with this Agreement or any other instrument; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent or (iv) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other instrument or writing furnished in connection therewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.05           Indemnification.

Each Bank shall, ratably (determined as provided below) indemnify the Administrative Agent, the Fronting Banks, each of their respective Affiliates and the respective directors, officers, agents and employees of any of them (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees thereunder. For purposes of this Section 7.05, the Bank’s ratable share of any amount shall be determined, at any time, according to the sum of (a) the aggregate principal amount of Loans outstanding at such time and owing to the respective Bank; and (b) the aggregate L/C Exposure outstanding at such time and owing to the respective Bank.

Section 7.06           Credit Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, any Fronting Bank, or any other Bank and based on the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.07           Successor Administrative Agent.

The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent, on behalf of the Banks, shall appoint a successor Administrative Agent which shall be a commercial bank organized or licensed under the laws of the United States and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, upon the execution and filing or recording of such financing statements, or amendment, thereto, and such other instruments or notices, as may be necessary or desirable, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 7.07 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under this Agreement and (iii) the Required Banks shall thereafter perform all duties of the retiring Administrative Agent until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

Section 7.08           Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under this Agreement) allowed in such judicial proceeding;

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)           any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel, and any other amounts due the Administrative Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

Section 7.09           Agents’ Fee.

The Borrower shall pay to the Administrative Agent for their own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

Section 7.10           Delivery of Information.

(a)           The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or

Event of Default under this Agreement or (iv) is required to be delivered pursuant to Sections 3.01 or 3.02 to satisfy any condition precedent to the effectiveness of this Agreement and/or any Extension of Credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an e-mail address supplied by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement but only to the extent requested by the Administrative Agent.

(b)           The Borrower further agrees that the Administrative Agent may make the Communications available to the other Banks by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)           The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in clause (a) above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement. Each Bank agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Bank for purposes of this Agreement. Each Bank agrees to notify the

Administrative Agent in writing (including by electronic communication) from time to time of such Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Bank to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.01           Basis for Determining Interest Rate Inadequate or Unfair.

If on or prior to the first day of any Interest Period for any Eurodollar Borrowing or in respect of any Credit-Linked Deposit:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, or

(b)           the Required Banks advise the Administrative Agent that the Adjusted LIBO Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of maintaining their Loans included in such Borrowing or the Credit-Linked Deposits, as the case may be, for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended, (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto and (iii) the Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and practice on interbank compensation.

Section 8.02           Illegality.

If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Lending Office) to make, maintain or fund its Loans to the

Borrower or its Credit-Linked Deposit and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Eurodollar Loans to the Borrower or to convert outstanding Loans into Eurodollar Loans or continue outstanding Loans as Eurodollar Loans or to make, maintain or fund its Credit-Linked Deposit, shall be suspended, provided that the making, maintenance and funding of the Credit-Linked Deposit shall not be suspended to the extent such Credit-Linked Deposit supports any L/C Exposure. Before giving any notice to the Administrative Agent pursuant to this Section 8.02, such Bank shall designate a different Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Loan if such Bank may lawfully continue to maintain and fund such Loan as a Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Loan to such day. Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Loans of the other Banks.

Section 8.03           Increased Cost and Reduced Return.

(a)           If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Lending Office) or any Fronting Bank (any Bank (or its Applicable Lending Office) and any Fronting Bank being referred to in this Section 8.03 as a “Credit Party”) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Loan any such requirement included in an applicable Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party or shall impose on any of the Administrative Agent, any Fronting Bank, or any Credit-Linked Deposit, the Credit-Liked Deposit Account or any Credit-Linked Sub Account or on the London interbank market any other condition affecting its Loans, its Note or Notes, Letter of Credit or any Credit-Linked Deposit, the Credit-Linked Deposit Account or any Credit-Linked Sub Account, or its obligation to make Loans or to issue Letters of Credit or to participate therein and the result of any of the foregoing is to increase the cost to such Credit Party of making or maintaining any Loan or issuing any Letter of Credit or participating therein, or to reduce the amount of any sum received or receivable by such Credit Party under this Agreement or under its Note or Notes with respect thereto, by an amount deemed by such Credit Party to be material, then, within 15 days after demand by such Credit Party (with a copy to the Administrative

Agent), the Borrower shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such increased cost or reduction.

(b)           If any Credit Party shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Credit Party (or its Parent) as a consequence of such Credit Party’s obligations hereunder to a level below that which such Credit Party (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Credit Party to be material, then from time to time, within 15 days after demand by such Credit Party (with a copy to the Administrative Agent), the Borrower shall pay to such Credit Party such additional amount or amounts as will compensate such Credit Party (or its Parent) for such reduction.

(c)           Each Credit Party will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Credit Party to compensation pursuant to this Section 8.03(c) and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Credit Party, be otherwise disadvantageous to such Credit Party. A certificate of any Credit Party claiming compensation under this Section 8.03(c) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 8.04           Taxes.

(a)           Any and all payments by the Borrower to or for the account of any Bank (which for purposes of this Section 8.04, shall include a Fronting Bank and its Assignees), the Administrative Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank, the Administrative Agent, taxes imposed on its income (including branch profit taxes), franchise and similar taxes and other taxes imposed on it that, in any such case, would not have been imposed but for a material connection between such Bank, the Administrative Agent and the jurisdiction imposing such taxes (other than a material connection arising by reason of this Agreement or any Note or the receipt of payments made hereunder or thereunder or the exercise of any rights by a Bank, the Administrative Agent hereunder or thereunder) (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent (i) the sum

payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank, the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt or other satisfactory documentation evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made by it hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c)           The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Administrative Agent including with respect to any and all payments of interest on the Credit-Linked Deposits to the Banks, any and all payments of fees to the Banks and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 15 days from the date such Bank or the Administrative Agent makes demand therefor.

(d)           Each Bank that is organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of a Bank listed on the signature pages hereof or on or prior to the date on which it becomes a Bank in the case of each other Bank and in the case any Bank changes jurisdiction of its Lending Office and from time to time thereafter as requested in writing by the Borrower (but only so long thereafter as such Bank remains lawfully able to do so), shall deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as required by the Code or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN, Form W-8 IMY or Form W-8ECI and any other certificate or statement of exemption specified by the Borrower and required by Treasury Regulation Section 1.1441-4(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Bank establishing that any payment under this Agreement is (i) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Bank of a trade or business in the United States, or (ii) fully or partially exempt from United States tax under a provision of an applicable tax treaty, or (iii) not subject to withholding under the portfolio interest exception under Section 881(c) of the Code (and, if such Bank delivers a Form W-8BEN claiming the benefits of exemption from United States withholding tax under Section 881(c), a certificate representing that such Bank is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). Unless the Borrower and the Administrative Agent have received forms or other documents reasonably satisfactory to them indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Bank organized under the laws of a jurisdiction outside the United States. If a Bank is unable to deliver one of these forms or if the forms provided by a Bank at the time such Bank first becomes a party to this Agreement or at the time a Bank changes its Lending Office (other than at the request of the Borrower) or designates a Conduit Lender that indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Bank provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such appropriate forms; provided, however, that (i) that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes and (ii) if at the effective date of a transfer pursuant to which a Bank becomes a party to this Agreement, the Bank assignor was entitled to payments under Section 8.04(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Bank assignee on such date.

(e)           If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank shall use reasonable effort (consistent with internal policy and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

(f)            Each Bank and the Administrative Agent agrees that it will promptly (within 30 days) after receiving notice thereof from any taxing authority, notify the Borrower of the assertion of any liability by such taxing authority with respect to Taxes or Other Taxes; provided that the failure to give such notice shall not relieve the Borrower of its obligations under this Section 8.04 except to the extent that the Borrower has been prejudiced by such failure and except that the Borrower shall not be liable for penalties, interest or expenses accruing after such 30 day period until such time as it receives the notice contemplated above, after which time it shall be liable for interest, penalties and expenses accruing after such receipt.

(g)           If any Bank or the Administrative Agent shall receive a credit or refund from a taxing authority (as a result of any error in the imposition of Taxes or Other Taxes by such taxing authority) with respect to and actually resulting from an amount of such Taxes or Other Taxes paid by the Borrower pursuant to subsection (a) or (c) above, such Bank or the

Administrative Agent shall promptly pay to the Borrower the amount so received (without interest thereon, whether or not received).

(h)           Without prejudice to the survival of any other agreement contained herein, the agreements, covenants and obligations contained in this Section 8.04 shall survive the payment in full of the principal of and interest on all Loans, Notes and other advances made hereunder.

Section 8.05           Base Rate Loans Substituted for Affected Eurodollar Loans.

If (a) the obligation of any Bank to make, or to continue or to convert outstanding Loans as or to, Eurodollar Loans to the Borrower has been suspended pursuant to Section 8.02 or

(b)           any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Eurodollar Loans to the Borrower and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section 8.05 shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans to the Borrower which would otherwise be made by such Bank as (or continued or converted to) Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Loans of the other Banks). If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Banks.

ARTICLE IX

MISCELLANEOUS

Section 9.01           Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or any Fronting Bank, at its address or telex or facsimile transmission number set forth on the signature pages hereof; (b) (i) in the case of the Administrative Agent with respect to credit matters, to Merrill Lynch Capital Corporation, 250 Vesey Street, 22nd Floor, New York, New York, 10080, Attention: Carol J.E. Feeley, Phone: (212) 449-8414, Facsimile (212) 738-1186 and (ii) in the case of the Administrative Agent with respect to operational matters, to Merrill Lynch Capital, 222 N. LaSalle, 15th Floor, Chicago, Illinois 60601, Attention: Jennifer L. Wesner, Phone: (312) 750-6232, Facsimile (312) 499-3336; (c) in the case of any Bank, at its address or telex or facsimile transmission number set forth in its Administrative Questionnaire or (d) in the case of any other party, at such other address or telex or facsimile transmission number as such party may hereafter specify for the purpose by notice to the Administrative Agent, the Fronting Banks and the Borrower. Each such notice, request or other communication shall be effective (x) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section 9.01 and the appropriate answerback is received; (y) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (z) if given by any other means, when delivered at the address specified in or pursuant to this Section 9.01; provided that notices to the Administrative Agent, or a Fronting Bank under Article 2 or Article 8 shall not be effective until received.

Section 9.02           No Waivers.

No failure or delay by the Administrative Agent, any Bank or any Fronting Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03           Expenses; Indemnification.

(a)           The Borrower shall pay (i) all out-of-pocket expenses of the Administrative Agent, including, without limitation, reasonable fees and disbursements of outside counsel for the Administrative Agent in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent, each Fronting Bank and each Bank, including (without duplication) the fees and disbursements of outside counsel and the allocated cost of inside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency, workout, restructuring and other enforcement proceedings resulting therefrom.

(b)           The Borrower agrees to indemnify the Administrative Agent, each Bank, each Fronting Bank, their respective Affiliates and the respective directors, officers, agents and employees of the foregoing (each, an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans or the issuance of any Letter of Credit hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Fronting Bank under paragraph (a) or (b) of this Section, each Bank severally agrees to pay to the Administrative Agent or the applicable Fronting Bank, as the case may be, such Bank’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the applicable Fronting Bank in its capacity as such.

Section 9.04           [Reserved].

Section 9.05           Amendments and Waivers.

Any provision of this Agreement or any Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that (a) no such amendment or waiver shall, unless signed by all the Banks, (i) waive any of the conditions specified in Section 3.01 or 3.02 (with respect to the Extensions of Credit made on the Closing Date); (ii) change the number of Banks or the percentage of (x) the aggregate unpaid principal amount of the Loans or (y) the aggregate L/C Exposure that, in each case, shall be required for the Banks or any of them to take any action hereunder; or (iii) amend Section 2.17(c) or this Section 9.05; (b) no such amendment or waiver shall, unless signed by the Required Banks and each Bank and Fronting Bank if such Bank or Fronting Bank, as applicable, is directly adversely affected by such amendment or waiver, (i) in the case of any Bank, increase the Funding Amount of such Bank; (ii) reduce the principal of, or interest on, the Notes held by such Bank or Loans outstanding to such Bank or any fees or other amounts payable to such Bank; (iii) reduce the principal of or rate of interest on any Loan or Reimbursement Obligation or any fees hereunder, (iv) change the right of any Bank to pro rata sharing of payments pursuant to the terms hereof, (v) postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation or any fees hereunder or (vi) postpone the final maturity of the Loans or the expiry date for the Letters of Credit; and (c) no such amendment or waiver shall, unless signed by each of the Fronting Banks and the Required Banks, amend, waive or delete the provisions of Section 3.02; provided, further, that consent of the Required Banks shall not be needed for an amendment of this Agreement made under the terms of Section 2.19; provided, further, that no such amendment or waiver shall, unless signed by each of the Fronting Banks, affect the rights and obligations of the Fronting Banks under this Agreement.

Section 9.06           Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except the Borrower may not assign or otherwise transfer any of its rights and obligations under this Agreement without the prior written consent of all of the Banks.

(b)           Any Bank other than a Conduit Lender may, without notice to or consent of the Borrower and Agent, at any time grant to one or more banks or other institutions (each, a “Participant”) participating interests in its Funding Amounts or any or all of its Loans or

participating interests in its L/C Exposure. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Fronting Banks and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower, the Fronting Banks and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clauses (a) (i), (ii) and (iii) and clause (b) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 8 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c)           Any Bank other than a Conduit Lender may at any time assign to one or more banks or other institutions (each, an “Assignee”) all, or a proportionate part of all, in each case in an amount not less than $1,000,000 (or such lesser amount as may be agreed to by the Borrower and the Administrative Agent) (except in the case of an assignment which will result in a group of Banks which are managed by the same Bank holding a Funding Amount (as the case may be) of not less than $1,000,000), of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption in substantially the form of Exhibit C-1 hereto, executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Administrative Agent and the Borrower (which shall not be unreasonably withheld or delayed but which shall not be required if (1) an Event of Default shall have occurred and is continuing and (2) in the case of assignments by a Bank to a Related Fund of such Bank); provided that if an Assignee is an Affiliate of such transferor Bank, no such consents shall be required; and provided, further that under no circumstances may the Borrower or any of its Affiliates be an “Assignee” hereunder. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank to this Agreement and shall have all the rights and obligations of a Bank as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the Assignee. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from, or reduction in, deduction or withholding of any United States federal income taxes as required by Section 8.04. Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Bank hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans or Funding Amounts it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 9.06(c). In connection with each assignment of Funding Amounts, the Credit-Linked Deposit of the assignor Bank shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with Article II to satisfy such assignee’s obligations in respect of L/C Exposure and Loans. Each Bank agrees that immediately prior to each assignment by a Bank (i) the Administrative Agent shall establish a new Credit-Linked Sub-Account in the name of the assignee, (ii) unless otherwise consented to by the Administrative Agent, a corresponding portion of the Credit-Linked Deposit credited to the Credit-Linked Sub-Account of the assignor Bank shall be purchased by the assignee and shall be transferred from the assignor’s Credit-Linked Sub-Account to the assignee’s Credit-Linked Sub-Account and (iii) if after giving effect to such assignment, the Funding Amount of the assignor Bank shall be zero, the Administrative Agent shall close the Credit-Linked Sub-Account of such assignor Bank.

(d)           Any Bank may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder. In the case of any Bank that is a fund that invests in bank loans, such Bank may, without the consent of the Borrower or the Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Bank under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that unless and until such holder, trustee or representative actually becomes a Bank in compliance with the other provisions of this Section 9.06, (i) no such pledge shall release the pledging Bank from any of its obligations under this Agreement and (ii) such holder, trustee or representative shall not be entitled to exercise any of the rights of a Bank under this Agreement even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(e)           Each of the Borrower, the Administrative Agent and each Bank hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Bank designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(f)            The Administrative Agent shall maintain at its address referred to in Section 9.01, a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks, the Funding Amounts of, the amount of the Letter of Credit issued by, the principal amount of the Reimbursement Obligations owing to, and the principal amount of the Loans owing to, each Bank and Fronting Bank from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Fronting Banks and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, any Fronting Bank or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(g)           Any Fronting Bank may at any time assign to one or more banks or other institutions (each, a “Fronting Bank Assignee”) meeting the definition of a “Fronting Bank” contained herein, all of its rights and obligations under this Agreement and such Fronting Bank Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption in substantially the form of Exhibit C-2 hereto executed by such Fronting Bank Assignee and such transferor Fronting Bank, with (and subject to) the subscribed consent of the Administrative Agent and the Borrower (which shall not be unreasonably withheld or delayed); provided that under no circumstances may the Borrower or any of its Affiliates be an “Fronting Bank Assignee” hereunder. Upon execution and delivery of such instrument and a Fronting Bank Agreement and payment by such Fronting Bank Assignee to such transferor Fronting Bank of an amount equal to the purchase price agreed between such transferor Fronting Bank and such Fronting Bank Assignee, such Fronting Bank Assignee shall be a Fronting Bank to this Agreement and shall have all the rights and obligations of a Fronting Bank as set forth in such instrument of assumption, and the transferor Fronting Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Fronting Bank or Fronting Bank Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Fronting Bank Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from, or reduction in, deduction or withholding of any United States federal income taxes as required by Section 8.04.

Section 9.07           No Margin Stock.

Each of the Banks and the Fronting Banks represents to the Administrative Agent and each of the other Banks and Fronting Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08           Governing Law; Submission to Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.09           [Reserved].

Section 9.10           Counterparts; Integration; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Bank with a Funding Amount pursuant to the terms hereof and (d) the Fronting Bank issuing the Letters of Credit to be issued on the Closing Date.

Section 9.11           Confidentiality.

The Administrative Agent, each Fronting Bank and each Bank agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent, any Fronting Bank or any Bank from disclosing any such information (a) to the Administrative Agent, any other Fronting Bank, any other Bank or any affiliate of any Bank or any Fronting Bank; (b) to any (i) actual or prospective transferee or (ii) Derivatives Obligations counterparty (or such contractual counterparty’s professional advisor), in each case that agrees to comply with the provisions of this Section 9.11; (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates; (d) upon the request or demand of any governmental authority; (e) in response to any order of any court or other governmental authority or as may otherwise be required pursuant to any requirement of law; (f) if required to do so in connection with any litigation or similar proceeding; (g) that has been publicly disclosed; (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Bank’s or Fronting Bank’s investment portfolio in connection with ratings issued with respect to such Bank or Fronting Bank, as applicable; (i) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty

(or such professional advisor) agrees to be bound by the provisions of this Section 9.11; or, in connection with the exercise of any remedy hereunder. Notwithstanding any other provision in this Agreement, the Borrower, the Administrative Agent, each Fronting Bank and each Bank hereby agree that each of the Borrower, the Administrative Agent, each Fronting Bank and each Bank (and each of the officers, directors, employees, accountants, attorneys and other advisors of the Administrative Agent, each Fronting Bank and each Bank) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to each of them relating to such U.S. tax treatment and U.S. tax structure.

Section 9.12           WAIVER OF JURY TRIAL.

EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE FRONTING BANKS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.13           Severability; Modification to Conform to Law.

It is the intention of the parties that this Agreement be enforceable to the fullest extent permissible under applicable law, but that the unenforceability (or modification to conform to such law) of any provision or provisions hereof shall not render unenforceable, or impair, the remainder hereof. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, this Agreement shall, as to such jurisdiction, be deemed amended to modify or delete, as necessary, the offending provision or provisions and to alter the bounds thereof in order to render it or them valid and enforceable to the maximum extent permitted by applicable law, without in any manner affecting the validity or enforceability of such provision or provisions in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 9.14           Judgment Currency.

If for the purposes of enforcing the obligations of the Borrower hereunder it is necessary to convert a sum due from such Person in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent, the Fronting Banks and the Banks could purchase Dollars with such currency at or about 11:00 A.M. (New York City time) on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due to the Administrative Agent, the Fronting Banks and the Banks hereunder shall, notwithstanding any adjudication expressed in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the Fronting Banks and the Banks of any sum adjudged to be so due in such other currency the Administrative Agent, the Fronting Banks and the Banks may in

accordance with normal banking procedures purchase Dollars with such other currency; if the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent, the Fronting Banks and the Banks in Dollars, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify the Administrative Agent, the Fronting Banks and the Banks against such loss, and if the amount of Dollars so purchased exceeds the sum originally due to the Administrative Agent, the Fronting Banks and the Banks, it shall remit such excess to the Borrower.

Section 9.15           Fronting Banks.

(a)           Each Fronting Bank shall execute and deliver to the Administrative Agent a Fronting Bank Agreement in substantially the form of Exhibit D hereto prior to issuing any letters of credit at the request or for the benefit of the Borrower. Upon execution and delivery by a Fronting Bank to the Administrative Agent of a Fronting Bank Agreement, such Fronting Bank, shall become a party to this Agreement and shall have all the rights and obligations of a Fronting Bank as set forth herein. If the Fronting Bank is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from, or reduction in, deduction or withholding of any United States federal income taxes as required by Section 8.04.

(b)           Any Fronting Bank may be released from its obligations hereunder as a Fronting Bank upon (x) (i) the mutual agreement of such Fronting Bank and the Borrower and (ii) notice to the Administrative Agent or (y) in accordance with Section 9.06(g).

Section 9.16           Replacement of Banks. If any Required Lender requests compensation under Section 8.03, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for account of any Bank pursuant to Section 8.04, or if any Bank defaults in its obligation to fund Loans hereunder, or if any Bank does not consent to a proposed amendment, modification or waiver of this Agreement or any Note requested by the Borrower which requires the consent of all of the Banks to become effective, then the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.06(c)), upon notice to such Bank and the Administrative Agent, require such Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.06), all of its interests, rights and obligations under this Agreement to an assignee reasonably acceptable to the Borrower, such acceptance not to be unreasonably withheld or delayed, that shall assume such assigned obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Funding Amount is being assigned, the Fronting Bank), which consent or consents, as the case may be, shall not unreasonably be withheld, (ii) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, unreimbursed LC Disbursements owing to it and its Credit-Linked Deposit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.03 or payments required to be made pursuant to Section 8.04, such assignment will result in a reduction in such compensation or payments and (iv) such assignment shall not conflict with any law, rule, or regulation or order of any court or other Governmental Authority having jurisdiction. In connection with any such replacement, if the replaced Bank does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the replacement Bank executes and delivers such Assignment and Acceptance to the replaced Bank, then such replaced Bank shall be deemed to have executed and delivered such Assignment and Assumption. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply..

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

THE AES CORPORATION, as Borrower

By
Title:
	Address:	4300 Wilson Boulevard
Arlington, VA 22203

	Fax:	(703) 528-4510

BANKS:

[Please Type or Print Name of Bank]

By

AGENTS:

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

By
Title:

MERRILL LYNCH BANK USA, as Fronting Bank

By
Title:
Address:
Fax: